Exhibit 99.1

( BW)(FL-SHELLS-SEAFOOD)(SHLL)

Shells Seafood Restaurants, Inc.

Reports Fourth Quarter and Fiscal Year 2005 Results; Fourth Quarter Same Store Sales Increase 4.5%, Fifth Consecutive Quarter of Positive Same Store Sales

    Restaurant Writers/Business Editors

    TAMPA, Fla.--(BUSINESS WIRE)--Feb. 16, 2006--Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported a net loss of $2,269,000, or $0.14 per share, for the fourth quarter ended January 1, 2006, compared to a net loss of $1,448,000, or $0.21 per share, for the fourth quarter ended January 2, 2005. For the fiscal year ended January 1, 2006, Shells reported a net loss of $1,852,000, or $0.13 per share, compared to a net loss of $1,344,000, or $0.26 per share, in fiscal 2004.

    Exclusive of the non-recurring items summarized in the ensuing financial tables, the net loss for the fourth quarter of fiscal 2005 was $1,237,000, or $0.08 per share, compared to a net loss of $576,000, or $0.09 per share, for the fourth quarter of fiscal 2004. For fiscal 2005, the net loss exclusive of non-recurring items was $1,866,000, or $0.13 per share, compared to a net loss in fiscal 2004 of $734,000, or $0.14 per share.

    Revenues for the 13-week fourth quarter of 2005 increased 5.5% to $9,801,000 from $9,293,000 in the 14-week fourth quarter of 2004. Revenues for the 52-week fiscal year of 2005 increased 7.0% to $44,487,000, from $41,564,000 in the 53-week fiscal year of 2004.

    Same store sales for the fourth quarter of fiscal 2005 increased 4.5% from the year-ago quarter on a comparable calendar week basis, and grew 7.0% for fiscal 2005. Adjusting for estimated sales losses from the 2004 and 2005 hurricanes, same store sales increased 7.0% and 5.5% during the fourth quarter and 2005 fiscal year, respectively.

    Net losses during the fourth quarter and 2005 fiscal year were attributable to a number of factors, in large part to support the company's repositioning initiatives and growth, including the opening of two new restaurants, the relocation of another restaurant, and remodeling costs for 13 company-owned restaurants. The company also incurred hurricane-related lost sales and repair costs at its South Florida restaurants, as well as higher labor, utility, rent and depreciation costs.

    "Shells overcame several external challenges during 2005, including hurricanes which further affected the economy, Florida tourism and energy costs," said Shells President & CEO Leslie Christon. "However, we're very pleased by the enthusiastic customer response we're receiving from Shells improved menu, service and remodeling program."

    "The investments we made during fiscal 2005 to dramatically improve the appearance and atmosphere of our restaurants are critical to building a strong future for Shells," added Christon. "We've made significant progress in improving our concept and our restaurants, as well as investing in our people as we construct a stronger platform for growth. We believe that the positive sales momentum we're sustaining will translate into improved earnings over time."

    During the fourth quarter of 2005, the restaurant in Stuart was successfully relocated, a new restaurant in St. Petersburg was opened, an underperforming restaurant in Port Charlotte was closed, and a licensee restaurant in Tampa discontinued operations. The company has assumed the licensing rights to this strategic Tampa trade area for future restaurant growth. The company has remodeled 19 restaurants to-date, including three restaurants which were remodeled during the fourth quarter of 2005. The three remaining company-owned restaurants are expected to be remodeled in the first half of 2006. During the fourth quarter of 2005, the company utilized $800,000 of its $1.6 million credit line as well as $500,000 from a short-term bank credit facility for its remodeling and growth plans.

    Fourth quarter 2005 results were based on 16,039,000 weighted average common shares outstanding, versus 6,765,000 weighted average common shares during the same quarter last year. Fiscal 2005 results were based on 14,796,000 weighted average common shares outstanding, compared to 5,262,000 weighted average common shares outstanding during fiscal 2004. The period-to-period increases in share counts are due to the Company's major refinancing in May 2005.

    Company Description

    The Company manages and operates 25 full-service, neighborhood seafood restaurants in Florida under the name "Shells". Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service.

    In addition to seasonal fluctuations, the Company's quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; the availability of food acceptable to our quality standards at acceptable prices; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; availability of third party financing to fund capital or operating activities, if required; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission ("SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements.

An investment in the Company involves various risks, including those mentioned above and those that are detailed from time-to-time in the Company's SEC filings.

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


                        SHELLS SEAFOOD RESTAURANTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                       ---------------------
                                                            (Unaudited)
                                                       ---------------------

                                                       13 Weeks    14 Weeks    52 Weeks    53 Weeks
                                                         Ended       Ended       Ended       Ended
                                                       January 1,  January 2,  January 1,  January 2,
                                                          2006        2005        2006        2005
                                                        --------    --------    --------    --------
Revenues                                                $  9,801    $  9,293    $ 44,487    $ 41,564
                                                        --------    --------    --------    --------
Costs and expenses:
 Cost of sales                                             3,239       3,253      14,671      14,051
 Labor and other related expenses                          3,246       3,035      13,757      12,935
 Other restaurant operating expenses                       2,969       2,362      11,374      10,123
 General and administrative expenses                       1,156         819       4,015       3,249
 Depreciation and amortization                               359         207       1,499       1,058
 Provision for impairment
  of assets                                                 --           105        --           105
 Pre-opening expenses                                        455        --           758        --
                                                        --------    --------    --------    --------
(Loss) income from operations                             (1,623)       (488)     (1,587)         43

Lease buy-out option                                        --          --           600        --
Provision for impairment of assets                          --          --          (211)       --
Interest expense, net                                        (48)       (396)       (413)     (1,154)
Other income (expense), net                                 (531)       (489)         30          33
                                                        --------    --------    --------    --------
Loss before elimination of
 minority partner interest                                (2,202)     (1,373)     (1,581)     (1,078)
Elimination of minority partner interest                     (67)        (75)       (271)       (266)
                                                        --------    --------    --------    --------
Net loss                                                $ (2,269)   $ (1,448)   $ (1,852)   $ (1,344)
                                                        ========    ========    ========    ========
Net loss per share of common stock:
    Basic                                               $  (0.14)   $  (0.21)   $  (0.13)   $  (0.26)
    Diluted                                             $  (0.14)   $  (0.21)   $  (0.13)   $  (0.26)

Average number of weighted common shares outstanding:
    Basic                                                 16,039       6,765      14,796       5,262
    Diluted                                               16,039       6,765      14,796       5,262

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


                        SHELLS SEAFOOD RESTAURANTS, INC.
                             (Dollars in thousands)

                                                       ---------------------
                                                            (Unaudited)
                                                       ---------------------
                                                       13 Weeks    14 Weeks     52 Weeks    53 Weeks
                                                         Ended       Ended       Ended       Ended
                                                       January 1,  January 2,  January 1,   January 2,
                                                          2006        2005        2006        2005
                                                        --------    --------    --------    --------
Revenues:
   Sales, Company-owned restaurants (1)                 $  9,786    $  9,250    $ 44,335    $ 41,393
   Management fees (2)                                        15          43         152         171
                                                        --------    --------    --------    --------
   Total                                                $  9,801    $  9,293    $ 44,487    $ 41,564
                                                        ========    ========    ========    ========

Number of restaurants at end
 of period:
   Company-owned restaurants (1)                                                      22          21
   Licensed restaurants                                                                3           4
                                                                                --------    --------
   Total                                                                              25          25
                                                                                ========    ========

Balance sheet data:
   Cash                                                                         $  1,361    $  2,350
   Working capital  (deficiency)                                                  (4,842)     (4,639)
   Total assets                                                                   17,438      13,519
   Stockholders' equity                                                            7,190         502

(1) Includes one joint venture restaurant in which the Company has a 51% equity interest.

(2) Derived from the licensed restaurants consisting of 2% of sales plus a fixed fee for placement of fully trained managers, if needed.


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

                         SUMMARY OF NON-RECURRING ITEMS:
                   -------------------------------------------
                                   (Unaudited)
                   -------------------------------------------

                                                13 Weeks       14 Weeks       52 Weeks        53 Weeks
                                                  Ended          Ended         Ended           Ended
                                                January 1,     January 2,     January 1,      January 2,
                                                  2006            2005          2006            2005
                                                 -------        -------        -------        -------
Net loss, as reported                            $(2,269)       $(1,448)       $(1,852)       $(1,344)

Non-recurring (expense)income:
 Lease buy out option                               --             --              600           --
 Lease termination fee                              (100)          --             (100)          --
 Workers compensation premium refund                --             --              238            161
 Workers compensation reserve adjustment            --             --              106           --
 Hurricane-related insurance proceeds(expense)       (98)            92            (98)           589
 (Loss) gain on disposal or sale of assets          (375)           (33)           321             56
 Interest on warrants                               --             (265)          --             (711)
 Pre-opening expenses                               (455)          --             (758)          --
 Financing costs                                    --             (539)           (80)          (539)
 Asset impairment charge                            --             (105)          (211)          (105)
 Inventory write-down                                 (4)           (22)            (4)           (22)
 Severance                                          --             --             --              (39)
                                                 -------        -------        -------        -------
      Non-recurring (expense) income              (1,032)          (872)            14           (610)
                                                 -------        -------        -------        -------
Net loss, excluding non-recurring items          $(1,237)       $  (576)       $(1,866)       $  (734)
                                                 =======        =======        =======        =======

Net loss per share of common stock:
 Basic, as reported                              $ (0.14)       $ (0.21)       $ (0.13)       $ (0.26)
 Basic, excluding non-recurring items            $ (0.08)       $ (0.09)       $ (0.13)       $ (0.14)

 Diluted, as reported                            $ (0.14)       $ (0.21)       $ (0.13)       $ (0.26)
 Diluted, excluding non-recurring items          $ (0.08)       $ (0.09)       $ (0.13)       $ (0.14)

    CONTACT: Shells Seafood Restaurants, Inc.
             Investors:
             Raphael Gross, 203-682-8253
             or
             Media:
             Rick Van Warner, 407-628-3104

    SOURCE: Shells Seafood Restaurants, Inc.



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